EXHIBIT 5

OPINION RE LEGALITY

February 21, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	JNI Corporation Registration Statement on Form S-8 Registering Shares Issuable Under the 1999 Employee Stock Purchase Plan

Ladies and Gentlemen:

    As legal counsel for JNI Corporation, a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 175,000 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the Company's 1999 Employee Stock Purchase Plan (the "Plan").

    We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

    Based on such examination, we are of the opinion that the 175,000 shares of Common Stock which may be issued under the Plan are duly authorized shares of the Company's Common Stock, and, when issued against payment of the purchase price therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                      Respectfully submitted,

                      /s/ Gray Cary Ware & Freidenrich LLP

                      Gray Cary Ware & Freidenrich LLP